Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.3

Consolidated Financial Statements and Report of Independent Certified Public Accountants

Fox Holdco, Inc. and Subsidiaries

December 31, 2021 and 2020

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

GRANT THORNTON LLP	REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
4695 MacArthur Court, Suite 1600
Newport Beach, CA 92660

D +1 949 553 1600
F +1 949 553 0168
Board of Directors
Fox Holdco, Inc. and Subsidiaries

Opinion

We have audited the consolidated financial statements of Fox Holdco, Inc. (a Delaware corporation) and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive income, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•   Exercise professional judgment and maintain professional skepticism throughout the audit.

•   Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•   Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•   Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•   Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Newport Beach, California

April 29, 2022

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31,

	2021	2020
ASSETS

Current assets
Cash and cash equivalents	$26,087,034	$34,417,086
Accounts receivable, net of allowances	32,877,211	21,917,005
Notes receivable - related party	—	180,004
Inventories	61,357,362	36,021,524
Prepaid expenses and other current assets	15,365,773	5,135,487

Total current assets	135,687,380	97,671,106

Property and equipment, net	20,990,533	17,806,149

Other assets
Intangible assets, net	44,304,056	45,720,884
Goodwill	41,945,324	41,945,324
Notes receivable - related party	—	5,994,108
Other noncurrent assets	5,333,237	2,059,256

Total other assets	91,582,617	95,719,572

Total assets	$248,260,530	$211,196,827

The accompanying notes are an integral part of these consolidated financial statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS - CONTINUED

December 31,

	2021	2020
LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities
Accounts payable	$42,089,530	$29,220,317
Accrued liabilities	12,228,364	13,473,722
Line of credit, net of debt issuance costs	2,043,929	—
Note payable	2,625,000	—

Total current liabilities	58,986,823	42,694,039

Long-term liabilities
Other long-term accrued liabilities	1,369,673	611,440
Equity based compensation liability	23,849,583	2,438,936
Note payable, net of debt issuance costs	53,539,573	—
Deferred income taxes	6,851,855	3,130,702
Deferred rent	1,347,393	1,993,486

Total long-term liabilities	86,958,077	8,174,564

Total liabilities	145,944,900	50,868,603

Commitments and contingencies (Note 15)

Stockholder’s equity
Common stock, $.001 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	1	1
Additional paid-in capital	110,684,776	171,953,561
Accumulated deficit	(6,545,776)	(10,574,316)
Accumulated other comprehensive loss	(1,823,371)	(1,051,022)

Total stockholder’s equity	102,315,630	160,328,224

Total liabilities and stockholder’s equity	$248,260,530	$211,196,827

The accompanying notes are an integral part of these consolidated financial statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31,

	2021	2020
Net revenues
Sales	$291,577,079	$204,823,134
Royalties	679,103	357,648

Total net revenues	292,256,182	205,180,782

Cost of sales	155,145,538	111,596,265

Gross profit	137,110,644	93,584,517

Operating expenses	123,318,719	81,085,928

Income from operations	13,791,925	12,498,589

Other (expense) income
Interest expense, net	(4,573,810)	(517,047)
Gain/(loss) on foreign currency exchange	935,116	(1,140,304)
Other income	296,367	283,421

Total other expense	(3,342,327)	(1,373,930)

Income before income taxes	10,449,598	11,124,659

Income tax expense (benefit)	6,421,058	(3,838,593)

Net income	4,028,540	14,963,252

Other comprehensive income (loss)
Foreign currency translation adjustment	(772,349)	1,537,407

COMPREHENSIVE INCOME	$3,256,191	$16,500,659

The accompanying notes are an integral part of these consolidated financial statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

Years ended December 31,

	Shares	Amount	Additional Paid-In Capital	Accumulated Income (Deficit)	Accumulated Comprehensive Loss	Stockholder’s Equity
Balance, December 31, 2019	1,000	$1	$171,953,561	$(25,537,568)	$(2,588,429)	$143,827,565
Foreign currency translation adjustment	—	—	—	—	1,537,407	1,537,407
Net income	—	—	—	14,963,252	—	14,963,252

Balance, December 31, 2020	1,000	1	171,953,561	(10,574,316)	(1,051,022)	160,328,224
Foreign currency translation adjustment	—	—	—	—	(772,349)	(772,349)
Dividends	—	—	(61,268,785)	—	—	(61,268,785)
Net income	—	—	—	4,028,540	—	4,028,540

Balance, December 31, 2021	1,000	$1	$110,684,776	$(6,545,776)	$(1,823,371)	$102,315,630

The accompanying notes are an integral part of these consolidated financial statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,

	2021	2020
Cash flows from operating activities:
Net income	$4,028,540	$14,963,252
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	151,327	183,124
Depreciation and amortization	5,841,824	6,439,550
Accrued interest for note receivable - related party	—	(685,655)
Amortization of debt issuance costs	1,059,551	172,165
Liability classified equity award - compensation expense	21,410,647	(1,161,236)
Accrued long term incentive plan	775,619	(551,822)
Deferred income taxes	3,721,153	(4,237,079)
Deferred rent	(646,093)	544,206
Gain/(Loss) on disposal of property and equipment	(5,707)	5,964
Changes in operating assets and liabilities:
Accounts receivable	(11,111,533)	7,573,579
Inventories	(25,335,838)	18,230,532
Prepaid expenses and other current assets	(10,230,287)	(2,661,478)
Other noncurrent assets	(3,689,459)	(209,276)
Note receivable - related party	—	139,967
Accounts payable	12,869,213	(1,518,741)
Accrued liabilities	(1,245,853)	7,568,781

Net cash provided by (used in) operating activities	(2,406,896)	44,795,833

Cash flows from investing activities:
Proceeds from sale of property and equipment	9,095	38,500
Payments to acquire property and equipment	(7,372,381)	(2,285,205)
Payments to acquire intangible assets	(56,233)	—
Proceeds from notes receivable	6,174,112	—

Net cash used in investing activities	(1,245,407)	(2,246,705)

The accompanying notes are an integral part of these consolidated financial statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Years ended December 31,

	2021	2020
Cash flows from financing activities:
Draws/(payments) on line of credit, net	$3,174,686	$(14,229,482)
Payments on obligation under capital lease	(16,891)	(16,410)
Dividends paid	(61,268,785)	—
Payments to amend debt agreements	—	(336,754)
Proceeds from issuance of notes payable	60,000,000	—
Payment of issuance costs	(5,077,567)	—
Payments on notes payable	(750,000)	(3,946,188)

Net cash used in financing activities	(3,938,557)	(18,528,834)

Effect of exchange rate on cash and cash equivalents	(739,192)	1,486,618

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(8,330,052)	25,506,912

Cash and cash equivalents - beginning of year	34,417,086	8,910,174

Cash and cash equivalents - end of year	$26,087,034	$34,417,086

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,538,721	$517,047
Income taxes	9,212,689	691,341

The accompanying notes are an integral part of these consolidated financial statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

NOTE 1 - NATURE OF BUSINESS

Organization and Business Activity

Fox Holdco, Inc. (“Fox Holdco”) is a C-Corporation that was incorporated on November 24, 2014 under the laws of the State of Delaware. Fox Holdco has interests in the following wholly owned subsidiaries: Fox Head, Inc. (“Fox Head”), Fox Head Europe SL (“Fox Europe”), Fox Asia Sourcing & Trading Co Ltd. (“FASTCO”), and Fox Head Canada, Inc. (“Fox Canada”).

Fox Head is the operating entity and is a wholly owned subsidiary of Fox Holdco. Fox Head, incorporated under the laws of the State of California in 1975, designs and distributes racewear and protective gear for the action sports industry, as well as casual sportswear and accessories for men, women, and youth. Subcontractors in the U.S., Asia, Europe and Mexico manufacture the products under renewable agreements, which specify pricing in U.S. currency. Fox Head distributes its products through sales to independent retailers and distributors throughout the world and sells products directly to the end consumer through its website and its own retail and outlet stores.

Fox Head Europe Limited, (“Fox UK”), a wholly owned subsidiary of Fox Head, was incorporated under the laws of the United Kingdom in 2000. In 2012, Fox UK formed a wholly owned subsidiary, Fox Europe. In May 2014, Fox Europe became the parent company of Fox UK and its subsidiaries. Fox Europe markets and distributes Fox Head’s products throughout Europe.

FASTCO, a wholly owned subsidiary of Fox Head, was incorporated in the British Virgin Islands in 2004 with operations in Hong Kong to facilitate contract manufacturing and product sourcing.

Fox Canada, a wholly owned subsidiary of Fox Head, was incorporated under the laws of Alberta, Canada in 2010. Fox Canada markets and distributes Fox Head’s products throughout Canada.

Fox Holdco and its subsidiaries (together, the “Company”) conduct business in markets that are highly competitive. The Company’s ability to evaluate and respond to changing consumer demands and tastes is critical to its success. The Company believes that consumer acceptance depends on product, image, design, fit, and quality. Consequently, the Company has developed an experienced team of designers and engineers that it believes has helped it remain at the forefront of design and innovation in the areas in which it competes. The Company believes, however, that its continued success will depend on its ability to create a seamless, rider-first experience through an integrated marketplace, redefine the sports through brand building syndication and digitization, reach its riders better across the globe, and establish Fox as the preferred brand of choice.

The Company is dependent upon third parties for the manufacturing of substantially all its products. The inability of a manufacturer to ship products in a timely manner, or their failure to meet quality standards, could cause the Company to miss customer delivery date requirements or be liable for product defects. Failure to meet delivery date requirements could result in cancellation of orders, customers’ refusal to accept deliveries, or a reduction in purchase prices, any of which could have a material adverse effect on the Company’s financial condition and results of operations. The Company has no long-term formal arrangements with any suppliers and to date has experienced only limited difficulty in satisfying its product requirements. Although the Company believes it could replace such suppliers without a material adverse effect, there can be no assurance that such replacement could occur in a timely manner. The loss of such suppliers could have a material adverse effect on operating results.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) assuming the Company will continue as a going concern.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Fox Holdco and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less and money market mutual funds to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value.

Concentration of Business, Significant Customers and Credit Risk

The Company has cash on deposit with a federally insured bank in excess of the maximum amounts insured by the Federal Deposit Insurance Corporation. The Company maintains its cash and cash equivalents with financial institutions that are of high credit quality in the United States and other countries with certain foreign operations. At December 31, 2021, the cash deposits in foreign bank accounts were $21,806,000. At December 31, 2020, the cash deposits in foreign bank accounts were $23,613,000. The Company has not experienced any losses in such accounts and periodically evaluates the creditworthiness of the financial institutions and has determined credit exposure to be negligible.

Future sales and operations depend on the results of the Company’s operations outside the United States, which will be subject to the risks of foreign currency exchange volatility. Sales to foreign customers represented approximately 58% and 52% of net sales for the years ended December 31, 2021 and 2020, respectively. Foreign customers accounted for approximately 52% and 49% of accounts receivable as of December 31, 2021 and 2020, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit to its customers in the normal course of business. The Company’s accounts receivable is generally derived from many customers in the retail industry. The Company believes any risk of accounting loss is significantly reduced due to the diversity of its end-customers and geographic sales

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

areas. The Company generally does not require cash collateral or other security to support customer receivables. Select customers are required to provide standby letters of credit to collateralize a portion of accounts receivable balances. Additionally, the Company performs ongoing credit evaluations of its customers’ financial condition, as well as an analysis of the aging of receivables to estimate allowances for potential credit losses. The allowance for doubtful accounts is recorded as a charge to operating expense when a potential loss is identified. At December 31, 2021, the allowance for doubtful accounts amounted to approximately $496,000. At December 31, 2020, the allowance for doubtful accounts amounted to approximately $406,000.

Financial Instruments

The Company uses hedging from time to time to manage its foreign currency exposure, primarily on inventory purchases. The Company accounts for its derivative financial instruments in accordance with Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging. The Company records all financial instruments at fair value, which is the cost at the date of transaction. Subsequently, fair value is remeasured at each reporting date and based on prices quoted in active markets. Changes in the fair value are recorded in Other expense (income), net on the consolidated statement of operations. The net position of any unrealized gains/(losses) on derivatives and hedging contracts is included in “Prepaid expenses and other current assets” on the consolidated balance sheet.

Revenue Recognition

The Company’s principal source of revenue is product sales. The Company derives revenues from selling to wholesalers and directly to consumers. Revenue is accounted for in accordance with ASC 606. Under Topic 606, revenue is recognized using the following five steps: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) a performance obligation is satisfied. The Company only applies the five-step model when collectability of the consideration in exchange for the goods transferred to the customer is reasonably assured. The Company recognizes revenue under Topic 606 when the goods are shipped, in an amount that reflects the consideration expected to be received in exchange for those goods or services.

The Company also recognizes revenue from the licensing of its intellectual property. With regard to licensing revenue, the Company recognizes revenue when the master agreement is signed and the usage occurs. For e-commerce sales, the Company recognizes revenue, net of sales taxes, and the related cost of goods sold at the time the merchandise is shipped to the customer.

In all cases, amounts related to shipping and handling billed to customers are reflected in net sales, and the related costs are reflected in cost of goods sold in the consolidated statement of comprehensive income. The Company has made an accounting policy election to treat such costs as fulfillment costs rather than separate performance obligations. Provisions are made at the time of sale for estimated product returns and sales allowances. Management analyzes historical returns, current economic trends, changes in customer demand, and sell-through of products when evaluating the adequacy of the sales returns and other allowances. Significant management judgments and estimates must be made in connection with establishing the sales returns and other allowances in any accounting period. The allowance for sales returns amounted to approximately $1,222,000 at December 31, 2021. The allowance for sales returns amounted to approximately $925,000 at December 31, 2020. These figures are recorded within accrued liabilities on the consolidated balance sheet.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

Shipping and Handling

Shipping and handling charges, billed to customers, are reported as sales revenues with the related costs included in cost of goods sold. Shipping and handling charges for the years ended December 31, 2021 and 2020 were approximately $1,372,000 and $1,140,000, respectively.

Sales and Use Taxes

The Company is required to withhold and remit various federal, state, and local sales taxes, which are presented on a net basis, excluded from revenue and recorded as a liability.

Royalty Revenue

The Company receives royalty payments from customers who purchase the Company’ products directly from the Company’s vendors under licensing arrangements with the Company. These royalties are based on varying percentages of the customers’ product acquisition cost. The Company recognizes revenue from royalty customers upon product shipment from the vendors. There are no significant costs associated with these payments thus no corresponding costs are included in cost of goods sold in the consolidated statement of comprehensive income.

Fair Value Measurements

Fair value is based on observable inputs (readily obtainable data from independent sources) and unobservable inputs (internally derived and reflecting the Company’s market assumptions).

Inputs are classified into the following hierarchy based on the level of judgment used to measure their fair value:

Level 1	-	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2	-	Inputs other than Level 1 inputs that are either directly or indirectly observable.

Level 3	-	Unobservable inputs using estimates and assumptions developed by management.

The Company’s Level 1 financial instruments recorded on the consolidated balance sheet include cash, receivables, inventory, prepaid expenses, other current assets, accounts payables, and accrued liabilities arising in the ordinary course of business. Management believes that the recorded value of such financial instruments is a reasonable estimate of their fair value due to their short-term nature or variable interest rates and other factors.

The Company’s Level 2 financial instruments recorded on the consolidated balance sheet relate to derivative financial instruments. The foreign exchange forward contracts used to mitigate the foreign exchange risk, are derived using observable market inputs such as the daily market foreign currency exchange rates, currency volatilities and currency correlations.

The Company’s Level 3 financial instruments recorded in the consolidated balance sheet includes profits interest units. Management believes that the recorded value of such financial instruments is a reasonable estimate of their fair value.

Inventories

Inventories consist of racewear, protective gear for the action sports industry, casual sportswear, footwear, and accessories. Inventories are stated at the lower of cost or net realizable value. Cost is determined using

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

a standard cost method (which approximates first in, first out) and includes material, shipping costs and overhead costs. Substantially all inventories are finished goods. Management reviews the inventory quantities on hand and estimates excess and obsolete inventory valuations based on a number of internal and external factors such as age and sales trends of the inventory.

Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives, generally three to seven years, using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes. Leasehold improvements are amortized over the lesser of 10 years or the lease term. When property and equipment are sold or otherwise disposed of, the cost and the related accumulated depreciation accounts are relieved, and any gain or loss is included in operations. Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized and amortized over its estimated useful life.

Capitalization of Construction in Progress

The Company capitalizes costs associated with construction in progress and internally developed software projects. Once a project is complete and placed in service, the Company ratably amortizes costs associated with these projects over the estimated useful life, generally three to seven years. The projects capitalized at year end are expected to be placed in service in the near future. If the capitalized construction costs become obsolete or impaired, the Company may be required to write-off any unamortized capitalized amounts or accelerate the amortization period.

Goodwill

Goodwill is not amortized but is subject to an impairment test at least annually, or sooner if triggering events occur that require an earlier assessment. The fair value of the reporting unit in which the goodwill relates to is compared to its carrying value. To the extent that the fair value is less than the carrying value of the underlying net assets of the reporting unit, the implied fair value of the goodwill is determined and compared to the carrying value of the excess of cost over the fair value of net assets and, if lower, an impairment to the goodwill is recorded. The Company determined there is no impairment of goodwill at December 31, 2021 and 2020.

Film Costs

In accordance with ASC 926, the Company capitalizes costs associated with the production of Films. These costs may include development costs, direct costs, and/or production costs. At December 31, 2021 the total amount capitalized was $420,000 and the status of this project was under development. There were no Film costs prior to 2021.

Intangible Assets

The Company records the purchased trademarks, non-compete agreements, and customer relationships initially based on their fair values as determined by a valuation performed by a third-party valuation specialist. Amortization for these intangible assets is being provided by the use of the straight-line method over the assets’ estimated useful lives. The estimated useful lives of the intangible assets are:

Non-compete agreements	5 years (contractual term)
Leasehold interests	Shorter of estimated useful life or lease term
Customer relationships	15 years
Trademarks	Indefinite

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

Impairment of Long-Lived Assets and Indefinite Lived Intangible Assets

The Company reviews the recoverability of its long-lived assets and indefinite lived intangible assets whenever events or changes in circumstances occur that indicate that the carrying value of the asset or asset group may not be recoverable. Additionally, indefinite lived assets are reviewed annually for impairment. Long Lived Assets and Indefinite Lived Intangible Assets are reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, using the Company’s best estimates based on reasonable and supportable assumptions and projections. The impairment loss, if any, shall be measured as the amount by which the carrying value exceeds its fair value. The Company did not recognize an impairment loss for the years ended December 31, 2021 and 2020.

Debt Issuance Costs

The Company capitalizes costs related to obtaining a loan and amortizes these costs over the life of the loan. Total gross debt issuance costs were approximately $5,078,000 and $2,083,000 and the related accumulated amortization was approximately $861,000 and $1,886,000 at December 31, 2021 and 2020, respectively. Amortization expense was approximately $1,060,000 and $172,000 for the years ended December 31, 2021 and 2020, respectively, and is included in interest expense on the consolidated statement of comprehensive income. The amortization expense for 2021 includes approximately $199,000 from prior loans that were retired in 2021.

Deferred Rent

The Company records rent expense related to its non-cancellable operating leases on a straight-line basis over the term of the lease. The cumulative difference between rent expense as recognized by the Company and actual rental payments to date is reflected as deferred rent liability in the accompanying consolidated balance sheet.

Advertising and Promotion Costs

The Company’s promotion and advertising costs are expensed as incurred and were approximately $17,394,000 and $11,521,000 for the years ended December 31, 2021 and 2020, respectively, which is recorded within operating expenses within the consolidated statements of comprehensive income. A significant amount of the Company’s promotional expenses results from payments under endorsement contracts with celebrities, professional athletes, etc. Such endorsement costs are expensed as incurred.

Other Comprehensive Income/(Loss)

Other comprehensive income(loss) consists of foreign currency translation gains and losses, which are reported excluding the income tax effect because the Company believes such gains or losses will be indefinitely invested in foreign subsidiaries.

Foreign Currency Adjustments

The Company’s reporting currency for all operations worldwide is the U.S. dollar. For the Company’s foreign subsidiaries whose functional currency is the local currency, assets and liabilities are translated at the rate of exchange at the consolidated balance sheet date, while revenue and expenses are translated using the average monthly exchange rate during the year. Cumulative translation adjustments resulting from the translation of foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive loss as a separate component of stockholder’s equity. Transactions that are denominated in foreign currencies are translated at the exchange rate in effect at the transaction date. The gains and losses on foreign currency remeasurement transactions are included in results of operations. For the year ended December 31, 2021 the Company had a gain of $935,000. For the year ended December 31, 2020 the Company reported a loss of $1,140,000.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes.

Deferred income taxes are provided under the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company adopted the provisions of Accounting for Uncertainty in Income Taxes which clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements in accordance with GAAP and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return. The Company did not have a liability for uncertain tax positions or unrecognized tax benefits as of December 31, 2021 and does not expect this to change significantly over the next 12 months. The Company will recognize interest and penalties accrued on any unrecognized tax liabilities as a component of the provision for income taxes. As of December 31, 2021, the Company has not accrued any interest or penalties related to uncertain tax positions as there were none.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions with varying statutes of limitations. The 2018 through 2021 tax years remain subject to examination by federal tax authorities, and the 2016 through 2021 tax years remain subject to examination by state tax authorities.

New Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (ASC Topic 842), a comprehensive new lease recognition standard which will supersede previous existing lease recognition guidance. Under the standard, lessees will need to recognize a right-of-use asset and a lease liability for leases with terms of greater than 12 months. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, leases will be required to be classified as either operating or finance.

Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, and requires a modified retrospective adoption or current period adoption method. Management is currently evaluating the impact of the adoption of this standard on the consolidated financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company’s consolidated financial statements, financial condition, results of operations, and cash flows.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE 3 - RELATED PARTY TRANSACTIONS

Related party transactions include due from/to affiliate, which represents receivables and payables between companies that are related through common ownership.

Notes Receivable - Related Party

The Company entered into a promissory note dated January 28, 2019 with a related party. The outstanding principal amount and all unpaid interest are due to Fox on January 28, 2024. The note bears interest at a rate per annum equal to 12% on the outstanding principal amount, and the unpaid interest increases the principal amount quarterly as paid in kind interest. The principal loaned was $4,992,747. As of December 31, 2020, the Company had a long term note receivable of $5,994,108 and accrued interest income not yet applied to the principal of $180,004. Interest accrued during the 2020 year amounted to $1,181,365. The note and all accrued interest were paid by the related party during 2021, so as of December 31, 2021, the Company had $0 outstanding.

Management Agreement

On December 19, 2014, the Company entered into a management agreement (the “Agreement”) with Altamont Capital Management, LLC (“ACM”), an affiliate related to the Company’s stockholder, wherein the Company agreed to pay management fees as follows:

(a)

quarterly fee in an aggregate amount equal to the greater of (a) $112,500 or (b) 25% of the amount equal to 3% of the combined EBITDA of the Company and its subsidiaries for the trailing 12-month period;

(b)

fee in connection with each financing, acquisition and disposition transaction involving the Company in an aggregate amount to be agreed by the Company and ACM, provided that the fee does not exceed an amount equal to 1% of the gross transaction value of such transaction.

ACM is also entitled to receive reimbursement for expenses incurred in connection with the transactions and services provided. The Agreement expires on December 19, 2024 and will be automatically renewed annually until cancelled or upon the consummation of an initial public offering or change of control. The Company owes ACM unreimbursed expenses and management fees of $534,000 at December 31, 2021, which is included as a component of accounts payable on the consolidated balance sheet. At December 31, 2020 the Company owed ACM unreimbursed expenses of $43,000.

Related party management fees consist of the following for the years ended December 31:

	2021	2020
ACM management fees	$1,154,679	$567,478
ACM out of pocket fees	258,595	152,641

Total management fees	$1,413,274	$720,119

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE 4 - INVENTORIES

Inventories consist of the following for the years ended December 31:

	2021	2020
Finished goods	$37,455,057	$20,510,916
Inventory in transit	23,902,305	15,510,608

Inventories	$61,357,362	$36,021,524

NOTE 5 - DERIVATIVE FINANCIAL INSTRUMENTS

The Company operates in foreign countries, leading to exposure to the risk associated with fluctuating foreign exchange rates. To manage this risk, foreign exchange forward contracts are used to reduce the variability associated with exchange rate fluctuations. The Company hedges a portion of the transactions for expected inventory purchases and intercompany transactions. The Company uses Level 2 fair value measurements to determine the fair value of the forward contracts recorded on the consolidated balance sheet. Forward contracts are only used for hedging purposes. Derivatives and forward contracts are not used for speculative purposes.

When entering into any foreign exchange forward contracts, the Company ensures to deal only with reputable counterparties in order to mitigate credit risk.

The Company’s forward contracts for managing foreign exchange risk cover the following currency pairs:

•	U.S. Dollars (USD) / Euros (EUR)

•	U.S. Dollars / British Pounds (GBP)

•	U.S. Dollars / Canadian Dollars (CAD)

U.S. Dollars are always the currency being purchased, while the other currency (EUR, GBP, or CAD) is sold. The notional amount of U.S. Dollars the company agreed to purchase in the 12-months following the end of the year are summarized below:

	Dec 31, 2021	Dec 31, 2020
U.S Dollars to purchase on Forward Contract	$59,737,996	$34,277,065

The below table summarizes the unrealized gains/(losses) on the forward contracts outstanding at the end of each year:

Derivative Type	Balance Sheet Account	2021	2020
Forward Contract (not designated as a hedging instrument)	Prepaid Expenses and other current assets	$1,648,322	$—
	Accrued liabilities	$—	$1,526,690

All unrealized gains and losses as shown at the end of 2021 will be recognized in the consolidated statement of operations within the next 12 months at then-current values, which may differ from the fair values shown above.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

Pre-tax realized gains and losses from hedging contracts, as recognized in the consolidated statements of comprehensive income, are shown below:

Derivative Type	Statement of Comprehensive Income Account	2021	2020
Forward Contract (not designated as a hedging instrument)	Other expense (income)	$733,424	$474,585

NOTE 6 - PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	2021	2020
Machinery and equipment	$16,874,389	$15,899,763
Leasehold improvements	17,948,898	18,482,534
Furniture and fixtures	8,906,616	9,226,835
Computer software	10,412,098	10,002,445
Vehicles	895,639	521,890

Less: accumulated depreciation and amortization	(40,423,121)	(37,548,468)

Add: construction in progress	6,376,014	1,221,150

Property and equipment, net	$20,990,533	$17,806,149

Depreciation and amortization expense for the years ended December 31, 2021 and 2020 was approximately $4,151,000 and $4,757,000, respectively.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE 7 - INTANGIBLE ASSETS

Intangible assets consist of the following at December 31:

	2021	2020
Customer relationships	$20,830,000	$20,830,000
Leasehold interests	942,100	942,100
Non-compete agreements	560,000	560,000
Trademarks	29,920	29,920

Total amortizable intangibles	22,362,020	22,362,020

Less: accumulated amortization	(10,928,443)	(9,455,381)

Amortizable intangibles, net	11,433,577	12,906,639

Non-amortizable intangibles
Trademarks	32,756,234	32,700,000
Patents	114,245	114,245

Non-amortizable intangibles	32,870,479	32,814,245

Intangible assets, net	$44,304,056	$45,720,884

Amortization expense for the years ended December 31, 2021 and December 31, 2020 was approximately $1,690,000 and $1,683,000, respectively. Estimated future amortization for the succeeding five years are as follows:

Year Ending December 31,	Amount
2022	$1,472,283
2023	1,463,725
2024	1,463,725
2025	1,463,725
2026	1,461,979
Thereafter	4,108,140

Total	$11,433,577

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE 8 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	2021	2020
Prepaid expenses	$4,859,694	$2,851,143
Derivative financial instrument	1,648,322	—
Prepaid insurance	1,683,577	1,117,285
Taxes receivable	5,302,357	—
Other	1,871,823	1,167,059

Prepaid expenses and other current assets	$15,365,773	$5,135,487

NOTE 9 – OTHER NONCURRENT ASSETS

Other noncurrent assets consist of the following:

	2021	2020
Refundable deposits	$3,075,071	$175,078
Other	1,838,400	1,687,158
Loan origination, net of amortization	—	197,020
Film costs	419,766	—

Other assets	$5,333,237	$2,059,256

NOTE 10 - ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	2021	2020
Accrued expenses	$2,765,198	$1,825,461
Derivative financial instrument	—	1,526,690
Accrued salaries and compensation	8,083,740	7,777,432
Accrued customer deposits and gift cards	157,587	156,474
Taxes payable	—	1,262,607
Accrued refund liability	1,221,839	925,058

Accrued liabilities	$12,228,364	$13,473,722

NOTE 11 - LINE OF CREDIT

The Company began the year with a revolving bank line of credit agreement, expiring October 31, 2021, under which it could borrow up to approximately $37,500,000, subject to certain collateral limitations. The credit facility can be used for borrowings or letters of credit and is secured by substantially all assets of the

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

Company. This line of credit is guaranteed by the Company’s stockholder. Under the agreement, the Company is required to pay interest either at the LIBOR or base rate plus applicable margin plus 1.25% for amounts up to the formula amount. Any borrowing that is in excess of the formula amount bears an interest either at the LIBOR or base rate plus applicable margin. The agreement requires the Company to comply with certain financial covenants. The Company was in compliance with the financial covenants for the year ended December 31, 2020. The outstanding borrowing as of December 31, 2020 was $0. Interest expense for the year ended December 31, 2020 was approximately $374,000.

The Company entered into a new line of credit agreement dated March 31, 2021. This new agreement has a revolving line of credit agreement, expiring March 31, 2025, under which it may borrow up to approximately $35,000,000, subject to certain collateral limitations. The credit facility can be used for borrowings or letters of credit and is secured by substantially all assets of the Company. Under the agreement, the Company is required to pay interest quarterly at Libor Floor 1.00% + 3.50%. The agreement requires the Company to comply with certain financial covenants. The Company was in compliance with the financial covenants for the year ended December 31, 2021. The outstanding borrowing as of December 31, 2021 was $3,203,000, net of debt issuance costs of $1,131,000 and collateral held by the former line of credit provider totaling $28,000. Interest expense for the year ended December 31, 2021 was approximately $340,000.

NOTE 12 - NOTE PAYABLE

At the beginning of 2021 the Company had a Note payable that bore an annual interest rate at either the LIBOR rate plus 8.5% per annum or bank’s base rate plus 8.5% per annum; secured by substantially all assets of the Company; interest is payable monthly; 19 quarterly principal installments of $37,500 starting in March 2016; has an excess cash flow requirement but no excess cash flow payment is required as calculated in accordance with the agreement; in compliance with financial covenants for the year ended December 31, 2020. The original maturity of the note was December 31, 2020; however, an amendment was executed in November 2020 in which the maturity date of the loan was extended to October 31, 2021. The outstanding borrowing as of December 31, 2020 was $0.

The Company had a cross guarantee agreement with an affiliated entity under common ownership whereby the companies have guaranteed each other’s term loans. At December 31, 2020, the affiliate’s debts which have been guaranteed by the Company total $52,250,000 and mature at various dates through 2021. Management does not anticipate that the Company will be required to make any payments to the lenders under the guarantees. With execution of the amendment signed in May of 2020, both companies no longer have a combined leverage ratio covenant through the agreement, it will be governed by a minimum estimated availability threshold. This will ensure both companies meet all necessary covenants for the remainder of the agreement.

On March 31, 2021, the Company went through a refinancing of both the line of credit and term loan. The Company entered into a new debt agreement to fund a special dividend distribution to stockholders, and the prior Note payable was retired. As part of this refinance, the cross guarantee with the affiliated entity was removed. The new Note payable, bears annual interest rate at Libor Floor 1.00% + 6.75%, secured by substantially all assets of the Company, maturing March 31, 2025. Interest is payable quarterly; 15 quarterly principal installments ranging from $375,000 to $1,500,000 starting in July 2021; has an excess cash flow requirement but no excess cash flow payment is required as calculated in accordance with the agreement; in compliance with financial covenants for the years ended December 31, 2021.

Outstanding balance due as of December 31, 2021	$59,250,000
Less: debt issuance costs	(3,085,427)

Note payable, net	$56,164,573

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

Total interest expense for the years ended December 31, 2021 and 2020 was approximately $3,543,000 and $518,000, respectively.

NOTE 13 - EQUITY-BASED COMPENSATION

As of December 31, 2021, certain members of management hold P-1 and P-2 partnership units in the Company’s stockholder, Fox Parent Holdings, LLC, these units vest over four years from the grant date. For the years ended December 31, 2021 and 2020, the Company recorded an adjustment to the fair value of the instruments of approximately $21,411,000 and $1,161,000, respectively, for vested awards, which brought the total liability up to $23,850,000 and $2,439,000, respectively, which is recorded on the consolidated balance sheet. On December 31, 2021, there was approximately $15,000,000 of unrecognized compensation costs related to unvested equity-based compensation arrangements. That cost is expected to be recognized over the weighted-average remaining vesting period of 2.2 years.

The following table summarizes partnership units activity during the year:

	P-1 Units	P-2 Units	P-3 Units
Fox Parent Holdings LLC

Awards outstanding as of January 1, 2021	23,452,892	29,489,665	2,292,662
Terminated awards	(1,067,667)	(1,462,558)	—
Awards granted	3,754,728	5,197,143	—

Awards outstanding as of December 31, 2021	26,139,953	33,224,250	2,292,662

NOTE 14 - INCOME TAXES

The components of the provision for income taxes provision (benefit) are as follows:

	2021	2020
Current:
Federal	$250,633	$(2,665)
State	1,144,577	560,427
Foreign	1,305,119	412,004

Deferred:
Federal	4,103,216	(3,012,891)
State	(382,064)	(1,803,791)
Foreign	(423)	8,323

Income tax expense (benefit)	$6,421,058	$(3,838,593)

The Company’s effective tax rate differs from its expected federal statutory rate as a result of deemed repatriation income, stock-based compensation, change in valuation allowance, foreign rate differential, deferred state taxes, U.S. deferred tax remeasurement, other permanent items, and adjustments to tax accounts for filed returns. During 2021, the Company released a valuation allowance of approximately $596,000 which flowed through the consolidated statement of comprehensive income as a tax benefit.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

Significant components of deferred tax assets and liabilities in the accompanying consolidated balance sheet include the following:

	2021	2020
Deferred tax assets (foreign)
Net operating loss and charitable carryforwards	$189,851	$182,831
Accumulated depreciation and amortization	382,185	344,327
Accruals and reserves	261,101	278,276
Inventory	71,950	67,884
Other	—	49,306

Deferred tax assets (foreign)	$905,087	$922,624

	2021	2020
Deferred tax assets
Net operating loss and charitable carryforwards	$1,390,700	$3,010,927
Accruals and reserves	1,703,474	1,693,755
Tax credits carryforwards	642,578	4,770,771
Inventory	1,767,495	681,547
Unrealized foreign currency loss	170,834	72,252
Deferred rent	339,530	500,732
Deferred revenue	33,917	32,577
Other	244,615	118,106

Gross deferred tax assets (domestic)	6,293,143	10,880,667

Less: valuation allowance	(79,977)	(676,306)

Deferred tax assets after valuation allowance	6,213,166	10,204,361

Deferred tax liabilities
Accumulated depreciation and amortization	(13,065,021)	(13,335,063)

Net deferred tax liabilities	$(6,851,855)	$(3,130,702)

As of December 31, 2021 and 2020, the Company had deferred tax assets of approximately $7,815,000 and $11,803,000 respectively. The deferred tax assets consist primarily of net operating loss and tax credit carryforwards. As of December 31, 2021, the Company had fully utilized the remaining federal net operating loss carryforwards, which as of December 31, 2020 was approximately $7,395,000. As of December 31, 2021 and 2020, the Company had state net operating loss carryforwards of approximately $19,477,000 and $21,364,000, respectively, and Fox UK had net operating loss carryforwards of approximately $999,000 and $962,000, respectively. The state net operating loss carryforwards begin expiring in 2033. As of December 31, 2021 the Company no longer had any federal tax credit carryforwards, however as of December 31, 2020 the Company had $3,742,000 in federal tax credit carryforwards. As of December 31, 2021 and 2020, various state tax credits carryforwards amount to approximately $813,000 and $1,302,000, respectively. The California credits will begin expiring in 2024 if not utilized. The utilization of the net operating loss carryforward is subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state tax provisions. However, the annual limitation will not result in the expiration of the net operating loss before utilization.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Lease Obligations

The Company leases facilities and vehicles under operating leases with unrelated parties that expire at various dates through December 2027. For the years ended December 31, 2021 and 2020 total lease expense was approximately $6,339,000 and $6,462,000, respectively.

At December 31, 2021, the future minimum annual lease payments under these agreements are as follows:

Year Ending December 31,	Amount
2022	$5,728,560
2023	3,344,675
2024	2,597,055
2025	2,468,099
2026	2,428,867
Thereafter	2,551,767

Total	$19,119,023

Sponsorships of Professional Athletes

The Company establishes relationships with professional athletes/teams in order to promote its products and brands. The Company has entered into endorsement agreements with professional athletes/teams in dirt bike riding and mountain biking. Many of these contracts provide incentives for public appearances and competitive victories while wearing or using the Company’s products. Under the terms of these agreements, the Company may be obligated to pay minimum guaranteed amounts. Such costs are expensed as incurred and are included with marketing and selling expenses in the accompanying consolidated statement of comprehensive income.

Litigation

The Company is subject to claims and lawsuits, which from time to time arise, primarily in the ordinary course of business. The Company does not believe it will incur losses with respect to any such existing or pending claims or lawsuits that would have a material impact on the Company’s consolidated financial position or results of operations.

NOTE 16 - EMPLOYEE BENEFIT PLAN

The Company has a 401(k) Profit Sharing Plan (the “Plan”) in which employees who have met certain service and eligibility requirements may participate. Each eligible employee may elect to contribute to the Plan, and the Company will make a safe harbor matching contribution equal to 100% of employees’ elective deferrals of the first 3% and 50% between 3% and 5% of a participant’s yearly compensation. The Company made contributions to the Plan of approximately $602,000 and $489,000 for years ended December 31, 2021 and 2020, respectively. Costs to administer the Plan were immaterial and expensed by the Company as incurred.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Holdco, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE 17 - SUBSEQUENT EVENTS

Subsequent events have been evaluated by the Company through April 29, 2022, which is the date the consolidated financial statements were available to be issued.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

FOX HOLDCO, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and For the Six Months Ended June 30, 2022

FOX HOLDCO, INC. AND SUBSIDIARIES

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

FOX HOLDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

As of June 30, 2022

(Amounts in thousands except share data)
ASSETS
Current assets
Cash and cash equivalents	$19,288
Accounts receivable, net	39,213
Inventories	85,360
Income tax receivable	5,994
Other current assets	6,681

Total current assets	156,536

Property and equipment, net	21,947

Other assets
Intangible assets, net	43,618
Goodwill	41,945
Operating lease assets	15,889
Other noncurrent assets	5,788

Total other assets	107,240

Total assets	$285,723

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$46,068
Accrued salaries and compensation	5,195
Other current liabilities	4,563
Current portion of operating lease liabilities	4,499
Line of credit, net of debt issuance costs	14,656
Note payable	3,750

Total current liabilities	78,731

Long-term liabilities
Other long-term accrued liabilities	1,696
Equity based compensation liability	23,850
Note payable, net of debt issuance costs	51,764
Long-term operating lease liabilities	12,720
Deferred income taxes	5,967

Total long-term liabilities	95,997
Total liabilities	174,728

Commitments and contingencies (Note 12)

Stockholder’s equity
Common stock, $.001 par value, 1,000 shares authorized,
1,000 shares issued and outstanding	—
Additional paid-in capital	110,685
Accumulated income	3,560
Accumulated other comprehensive loss	(3,250)

Total stockholder’s equity	110,995

Total liabilities and stockholder’s equity	$285,723

See Notes to the Unaudited Condensed Consolidated Financial Statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

FOX HOLDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (unaudited)

For the Six months ended June 30, 2022

(Amounts in thousands)
Net revenues
Sales	$153,971
Royalties	163

Total net revenues	154,134
Cost of sales	86,222

Gross profit	67,912
Operating expenses	52,177

Income from operations	15,735
Other (expense) income:
Interest expense, net	(3,337)
Loss on foreign currency exchange	(67)
Other income	22

Total other expense	(3,382)
Income before income taxes	12,353
Income tax provision	(2,247)

Net income	$10,106

Net income (from above)	$10,106
Other comprehensive loss:
Foreign currency translation adjustment	(1,425)

Total other comprehensive loss	(1,425)

Comprehensive income	$8,681

See Notes to the Unaudited Condensed Consolidated Financial Statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

FOX HOLDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY (unaudited)

(Amounts in thousands except share data)	Shares	Amount	Additional Paid-In Capital	Accumulated Income (Deficit)	Accumulated Comprehensive Loss	Stockholder’s Equity
Balance, December 31, 2021	1,000	$—	$110,685	$(6,546)	$(1,825)	$102,314
Foreign currency translation adjustment	—	—	—	—	(1,425)	(1,425)
Net income	—	—	—	10,106	—	10,106

Balance, June 30, 2022	1,000	$—	$110,685	$3,560	$(3,250)	$110,995

See Notes to the Unaudited Condensed Consolidated Financial Statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

FOX HOLDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

For the Six months ended June 30, 2022

(Amounts in thousands)
Cash flows from operating activities:
Net income	$10,106
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	112
Amortization of debt issuance costs	649
Depreciation and amortization	2,527
Accrued long term incentive plan	327
Loss on disposal of property and equipment	14
Deferred income taxes	(884)
Changes in operating assets and liabilities:
Accounts receivable	(6,448)
Inventories	(24,002)
Accounts payable	3,978
Other assets and liabilities	(404)

Net cash used in operating activities	(14,025)
Cash flows from investing activities:
Proceeds from sale of property and equipment	12
Payments to acquire property and equipment	(2,691)

Net cash used in investing activities	(2,679)
Cash flows from financing activities:
Draws on line of credit, net	12,438
Payments on notes payable	(1,125)

Net cash provided by financing activities	11,313
Effect of exchange rate on cash and cash equivalents	(1,408)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,799)
Cash and cash equivalents - beginning of period	26,087

Cash and cash equivalents - end of period	$19,288

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$2,621
Income taxes	579

See Notes to the Unaudited Condensed Consolidated Financial Statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

FOX HOLDCO, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Six Months Ended June 30, 2022

(Amounts in thousands except per share data and unless otherwise indicated)

NOTE 1 - NATURE OF BUSINESS

Organization and Business Activity

Fox Holdco, Inc. (“Fox Holdco” or “the Company”) is a C-Corporation that was incorporated on November 24, 2014 under the laws of the State of Delaware. Fox Holdco has interests in the following wholly owned subsidiaries: Fox Head, Inc. (“Fox Head”), Fox Head Europe SL (“Fox Europe”), Fox Asia Sourcing & Trading Co Ltd. (“FASTCO”), and Fox Head Canada, Inc. (“Fox Canada”).

Fox Head is the operating entity and is a wholly owned subsidiary of Fox Holdco. Fox Head, incorporated under the laws of the State of California in 1975, designs and distributes racewear and protective gear for the action sports industry, as well as casual sportswear and accessories for men, women, and youth. Subcontractors in the U.S., Asia, Europe, and Mexico manufacture the products under renewable agreements, which specify pricing in U.S. currency. Fox Head distributes its products through sales to independent retailers and distributors throughout the world and sells products directly to the end consumer through its website and its own retail and outlet stores.

Fox Head Europe Limited, (“Fox UK”), a wholly owned subsidiary of Fox Head, was incorporated under the laws of the United Kingdom in 2000. In 2012, Fox UK formed a wholly owned subsidiary, Fox Europe. In May 2014, Fox Europe became the parent company of Fox UK and its subsidiaries. Fox Europe markets and distributes Fox Head’s products throughout Europe.

FASTCO, a wholly owned subsidiary of Fox Head, was incorporated in the British Virgin Islands in 2004 with operations in Hong Kong to facilitate contract manufacturing and product sourcing.

Fox Canada, a wholly owned subsidiary of Fox Head, was incorporated under the laws of Alberta, Canada in 2010. Fox Canada markets and distributes Fox Head’s products throughout Canada.

Fox Holdco and its subsidiaries (together, the “Company”) conduct business in markets that are highly competitive. The Company’s ability to evaluate and respond to changing consumer demands and tastes is critical to its success. The Company believes that consumer acceptance depends on product, image, design, fit, and quality. Consequently, the Company has developed an experienced team of designers and engineers that it believes has helped it remain at the forefront of design and innovation in the areas in which it competes. The Company believes, however, that its continued success will depend on its ability to create a seamless, rider-first experience through an integrated marketplace, redefine the sports through brand building syndication and digitization, reach its riders better across the globe, and establish Fox as the preferred brand of choice.

The Company is dependent upon third parties for the manufacturing of substantially all its products. The inability of a manufacturer to ship products in a timely manner, or their failure to meet quality standards, could cause the Company to miss customer delivery date requirements or be liable for product defects. Failure to meet delivery date requirements could result in cancellation of orders, customers’ refusal to accept deliveries, or a reduction in purchase prices, any of which could have a material adverse effect on the Company’s financial condition and results of operations. The Company has no long-term formal arrangements with any suppliers and to date has experienced only limited difficulty in satisfying its product requirements. Although the Company believes it could replace such suppliers without a material adverse effect, there can be no assurance that such replacement could occur in a timely manner. The loss of such suppliers could have a material adverse effect on operating results.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated financial statements were prepared by Fox Holdco, pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) were omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and footnotes included within the 8K/A. The results for the six months ended June 30, 2022, are not necessarily indicative of the results to be expected for the year ending December 31, 2022

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Fox Holdco and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less and money market mutual funds to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value.

Concentration of Business, Significant Customers and Credit Risk

The Company has cash on deposit with a federally insured bank in excess of the maximum amounts insured by the Federal Deposit Insurance Corporation. The Company maintains its cash and cash equivalents with financial institutions that are of high credit quality in the United States and other countries with certain foreign operations. As of June 30, 2022, the cash deposits in foreign bank accounts were $16,245. The Company has not experienced any losses in such accounts and periodically evaluates the creditworthiness of the financial institutions and has determined credit exposure to be negligible.

Future sales and operations depend on the results of the Company’s operations outside the United States, which will be subject to the risks of foreign currency exchange volatility. Sales to foreign customers represented approximately 67% of net sales for the six month period ended June 30, 2022. Foreign customers accounted for approximately 63% of accounts receivable as of June 30, 2022.

Allowance for Estimated Credit Losses.

The Company maintains an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of the Company’s customers to make required payments. The Company estimates the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances, and the customers’ financial condition, and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions. As of June 30, 2022, the allowance estimated Credit Losses amounted to approximately $571.

Financial Instruments

The Company uses hedging from time to time to manage its foreign currency exposure, primarily on inventory purchases. The Company accounts for its derivative financial instruments in accordance with Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging. The Company records all financial instruments at fair value, which is the cost at the date of transaction. Subsequently, fair value is remeasured at each reporting date and based on prices quoted in active markets. Changes

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

in the fair value are recorded in Other expense (income) on the condensed consolidated statement of comprehensive income. The net position of any unrealized gains/(losses) on derivatives and hedging contracts is included in “Prepaid expenses and other current assets” on the condensed consolidated balance sheet.

Revenue Recognition

The Company’s principal source of revenue is product sales. The Company derives revenues from selling to wholesalers and directly to consumers. Revenue is accounted for in accordance with ASC 606. Under Topic 606, revenue is recognized using the following five steps: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) a performance obligation is satisfied. The Company only applies the five-step model when collectability of the consideration in exchange for the goods transferred to the customer is reasonably assured. The Company recognizes revenue under Topic 606 when the goods are shipped, in an amount that reflects the consideration expected to be received in exchange for those goods or services.

The Company also recognizes revenue from the licensing of its intellectual property. With regard to licensing revenue, the Company recognizes revenue when the master agreement is signed and the usage occurs. For e-commerce sales, the Company recognizes revenue, net of sales taxes, and the related cost of goods sold at the time the merchandise is shipped to the customer.

In all cases, amounts related to shipping and handling billed to customers are reflected in net sales, and the related costs are reflected in cost of goods sold in the condensed consolidated statement of comprehensive income. The Company has made an accounting policy election to treat such costs as fulfillment costs rather than separate performance obligations. Provisions are made at the time of sale for estimated product returns and sales allowances. Management analyzes historical returns, current economic trends, changes in customer demand, and sell-through of products when evaluating the adequacy of the sales returns and other allowances. Significant management judgments and estimates must be made in connection with establishing the sales returns and other allowances in any accounting period. The allowance for sales returns amounted to approximately $1,381 as of June 30, 2022. These figures are recorded within accrued liabilities on the condensed consolidated balance sheet.

Shipping and Handling

Shipping and handling charges, billed to customers, are reported as sales revenues with the related costs included in cost of goods sold. Shipping and handling charges for six months ended June 30, 2022 were approximately $797.

Sales and Use Taxes

The Company is required to withhold and remit various federal, state, and local sales taxes, which are presented on a net basis, excluded from revenue and recorded as a liability.

Royalty Revenue

The Company receives royalty payments from customers who purchase the Company’s products directly from the Company’s vendors under licensing arrangements with the Company. These royalties are based on varying percentages of the customers’ product acquisition cost. The Company recognizes revenue from royalty customers upon product shipment from the vendors. There are no significant costs associated with these payments thus no corresponding costs are included in cost of goods sold in the condensed consolidated statement of comprehensive income.

Fair Value Measurements

Fair value is based on observable inputs (readily obtainable data from independent sources) and unobservable inputs (internally derived and reflecting the Company’s market assumptions).

Inputs are classified into the following hierarchy based on the level of judgment used to measure their fair value:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs other than Level 1 inputs that are either directly or indirectly observable.

Level 3 - Unobservable inputs using estimates and assumptions developed by management.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The Company’s Level 1 financial instruments recorded on the condensed consolidated balance sheet include cash, receivables, inventory, prepaid expenses, other current assets, accounts payables, and accrued liabilities arising in the ordinary course of business. Management believes that the recorded value of such financial instruments is a reasonable estimate of their fair value due to their short-term nature or variable interest rates and other factors.

The Company’s Level 2 financial instruments recorded on the condensed consolidated balance sheet relate to derivative financial instruments. The foreign exchange forward contracts used to mitigate the foreign exchange risk, are derived using observable market inputs such as the daily market foreign currency exchange rates, currency volatilities, and currency correlations.

The Company’s Level 3 financial instruments recorded in the condensed consolidated balance sheet includes profits interest units. Management believes that the recorded value of such financial instruments is a reasonable estimate of their fair value.

Inventories

Inventories consist of racewear, protective gear for the action sports industry, casual sportswear, footwear, and accessories. Inventories are stated at the lower of cost or net realizable value. Cost is determined using a standard cost method (which approximates first in, first out) and includes material, shipping costs and overhead costs. Substantially all inventories are finished goods. Management reviews the inventory quantities on hand and estimates excess and obsolete inventory valuations based on a number of internal and external factors such as age and sales trends of the inventory.

Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives, generally three to seven years, using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes. Leasehold improvements are amortized over the lesser of 10 years or the lease term. When property and equipment are sold or otherwise disposed of, the cost and the related accumulated depreciation accounts are relieved, and any gain or loss is included in operations. Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized and amortized over its estimated useful life.

Capitalization of Construction in Progress

The Company capitalizes costs associated with construction in progress and internally developed software projects. Once a project is complete and placed in service, the Company ratably amortizes costs associated with these projects over the estimated useful life, generally three to seven years. The projects capitalized at year end are expected to be placed in service in the near future. If the capitalized construction costs become obsolete or impaired, the Company may be required to write-off any unamortized capitalized amounts or accelerate the amortization period.

Goodwill

Goodwill is not amortized but is subject to an impairment test at least annually, or sooner if triggering events occur that require an earlier assessment. The fair value of the reporting unit in which the goodwill relates to is compared to its carrying value. To the extent that the fair value is less than the carrying value of the underlying net assets of the reporting unit, the implied fair value of the goodwill is determined and compared to the carrying value of the excess of cost over the fair value of net assets and, if lower, an impairment to the goodwill is recorded. The company determined there is no impairment of goodwill as of June 30, 2022.

Film Costs

In accordance with ASC 926, the Company capitalizes costs associated with the production of Films. These costs may include development costs, direct costs, and/or production costs. As of June 30, 2022 the total amount capitalized was $420 and the status of this project was under development.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Intangible Assets

The Company records the purchased trademarks, non-compete agreements, and customer relationships initially based on their fair values as determined by a valuation performed by a third-party valuation specialist. Amortization for these intangible assets is being provided by the use of the straight-line method over the assets’ estimated useful lives. The estimated useful lives of the intangible assets are:

Non-compete agreements	5 years (contractual term)
Leasehold interest	Shorter of estimated useful life or lease term
Customer relationships	15 years
Trademarks	Indefinite

Impairment of Long-Lived Assets and Indefinite Lived Intangible Assets

The Company reviews the recoverability of its long-lived assets and indefinite lived intangible assets whenever events or changes in circumstances occur that indicate that the carrying value of the asset or asset group may not be recoverable. Additionally, indefinite lived assets are reviewed annually for impairment. Long Lived Assets and Indefinite Lived Intangible Assets are reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, using the Company’s best estimates based on reasonable and supportable assumptions and projections. The impairment loss, if any, shall be measured as the amount by which the carrying value exceeds its fair value. The Company did not recognize an impairment loss for the six months ended June 30, 2022.

Debt Issuance Costs

The Company capitalizes costs related to obtaining a loan and amortizes these costs over the life of the loan. Total gross debt issuance costs were approximately $5,078 and the related accumulated amortization was approximately $1,510 as of June 30, 2022. Amortization expense was approximately $649,000 for the six month period ended June 30, 2022, and is included in interest expense on the condensed consolidated statement of comprehensive income.

Other Comprehensive Income/(Loss)

Other comprehensive income consists of foreign currency translation gains and losses, which are reported excluding the income tax effect because the Company believes such gains or losses will be indefinitely invested in foreign subsidiaries.

Foreign Currency Adjustments

The Company’s reporting currency for all operations worldwide is the U.S. dollar. For the Company’s foreign subsidiaries whose functional currency is the local currency, assets and liabilities are translated at the rate of exchange at the condensed consolidated balance sheet date, while revenue and expenses are translated using the average monthly exchange rate during the year. Cumulative translation adjustments resulting from the translation of foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive loss as a separate component of stockholder’s equity. Transactions that are denominated in foreign currencies are translated at the exchange rate in effect at the transaction date. The gains and losses on foreign currency remeasurement transactions are included in results of operations.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the condensed consolidated financial statements and consist of taxes currently due plus deferred taxes.

Deferred income taxes are provided under the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The Company adopted the provisions of Accounting for Uncertainty in Income Taxes which clarifies the accounting for uncertainty in income taxes recognized in the Company’s condensed consolidated financial statements in accordance with GAAP and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return. The Company did not have a liability for uncertain tax positions or unrecognized tax benefits as of June 30, 2022 and does not expect this to change significantly over the next 6 months. The Company will recognize interest and penalties accrued on any unrecognized tax liabilities as a component of the provision for income taxes. As of June 30, 2022, the Company has not accrued any interest or penalties related to uncertain tax positions as there were none.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions with varying statutes of limitations. The 2018 through 2021 tax years remain subject to examination by federal tax authorities, and the 2016 through 2021 tax years remain subject to examination by state tax authorities.

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards update (“ASU”) 2016-02, “Leases” (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The Company adopted ASU 2016-02 prospectively starting on January 1, 2022. As part of the adoption, the Company elected the package of practical expedients which permits the Company under the new standard not to reassess historical lease classification, not to recognize short-term leases on the balance sheet, and not to separate lease and non-lease components for all leases. In addition, the Company elected the use of hindsight to determine the lease term of its leases and applied its incremental borrowing rate based on the remaining term of its leases as of the adoption date. The impact upon adoption, on January 1, 2022, resulted in the recognition of right-of-use assets of approximately $15,501, and lease liabilities of approximately $16,847 on the Company’s condensed consolidated balance sheet. See Note 4, Leases, for additional information.

On January 1, 2022, the Company adopted ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“Topic 326”). Under ASC Topic 326, the “expected credit loss” model replaces the “incurred loss” model and requires consideration of a broader range of information to estimate expected credit losses over the life of the asset. The Company’s prior methodology for estimating credit losses on trade accounts receivable did not differ significantly from the new requirements of Topic 326 and therefore, the adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements and disclosures.

On January 1, 2022, the Company adopted ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” This ASU removes specific exceptions to the general principles of ASC Topic 740, “Accounting for Income Taxes” and simplifies certain U.S. GAAP requirements. This update is effective for fiscal years beginning after December 15, 2021. The adoption of this standard does not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.

NOTE 3 - RELATED PARTY TRANSACTIONS

Related party transactions include due from/to affiliate, which represents receivables and payables between companies that are related through common ownership.

Management Agreement

On December 19, 2014, the Company entered into a management agreement (the “Agreement”) with Altamont Capital Management, LLC (“ACM”), an affiliate related to the Company’s stockholder, wherein the Company agreed to pay management fees as follows:

(a) quarterly fee in an aggregate amount equal to the greater of (a) $112.5 or (b) 25% of the amount equal to 3% of the combined EBITDA of the Company and its subsidiaries for the trailing 12-month period;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) fee in connection with each financing, acquisition and disposition transaction involving the Company in an aggregate amount to be agreed by the Company and ACM, provided that the fee does not exceed an amount equal to 1% of the gross transaction value of such transaction.

ACM is also entitled to receive reimbursement for expenses incurred in connection with the transactions and services provided. The Agreement expires on December 19, 2024 and will be automatically renewed annually until cancelled or upon the consummation of an initial public offering or change of control. The Company owes ACM unreimbursed expenses and management fees of $0 as of June 30, 2022, which is included as a component of accounts payable on the condensed consolidated balance sheet.

Related party management fee expenses consisted of the following for the six months ended June 30, 2022:

ACM management fees	$664
ACM out of pocket fees	131

Total management fees	$795

NOTE 4 - LEASES

The Company leases certain warehouse and distribution space, office space, retail locations, equipment, and vehicles. All of these leases are classified as operating leases. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. These rates are assessed on a quarterly basis. The operating lease assets also include any lease payments made less lease incentives. Leases with an initial term of twelve months or less are not recorded on the balance sheet. For operating leases, expense is recognized on a straight-line basis over the lease term. Variable lease payments associated with the Company’s leases are recognized upon occurrence of the event, activity, or circumstance in the lease agreement on which those payments are assessed. Tenant improvement allowances are recorded as leasehold improvements with an offsetting adjustment included in the Company’s calculation of its right-of-use asset.

Many leases include one or more options to renew, with renewal terms that can extend the lease term up to five years. The exercise of lease renewal options is at the Company’s sole discretion. The depreciable life of assets and leasehold improvements are limited by the expected lease term.

The amounts of assets and liabilities related to the Company’s operating leases were as follows:

	Balance Sheet Caption
Assets:
Operating lease assets	Operating lease assets	$15,889

Liabilities:
Current:
Operating lease liabilities	Current portion of operating lease liabilities	$4,499
Long-term:
Operating lease liabilities	Long-term operating lease liabilities	12,720

Total lease liabilities		$17,219

The components of lease expense are recorded to operating expenses in the condensed consolidated statement of comprehensive income. The components of lease expense were as follows:

Fixed operating lease costs (1)	$2,641
Variable operating lease costs	394

Lease Costs	$3,035

(1)	Includes short-term leases

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Weighted Average Remaining Lease Term (Years):
Operating leases	4.68

Weighted Average Discount Rate:
Operating leases	4.67%

The approximate minimum lease payments under non-cancelable operating leases as of June 30, 2022 are as follows:

Remainder of fiscal year 2022	$2,804
Fiscal year 2023	4,193
Fiscal year 2024	3,416
Fiscal year 2025	3,269
Fiscal year 2026	2,660
Fiscal year 2027	2,628
Thereafter	233

Total lease payments	19,203
Less imputed interest	(1,984)

Present value of lease liabilities	$17,219

Supplemental cash flow information related to leases is as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows - operating leases	$2,729
Operating lease assets obtained in exchange for lease liabilities:
Operating leases	2,497

NOTE 5 - INVENTORIES

Inventories consist of the following for the as of June 30:

Finished goods	$56,847
Inventory in transit	28,513

Total inventories	$85,360

NOTE 6 - DERIVATIVE FINANCIAL INSTRUMENTS

The Company operates in foreign countries, leading to exposure to the risk associated with fluctuating foreign exchange rates. To manage this risk, foreign exchange forward contracts are used to reduce the variability associated with exchange rate fluctuations. The Company hedges a portion of the transactions for expected inventory purchases and intercompany transactions. The Company uses Level 2 fair value measurements to determine the fair value of the forward contracts recorded on the condensed consolidated balance sheet. Forward contracts are only used for hedging purposes. Derivatives and forward contracts are not used for speculative purposes.

When entering into any foreign exchange forward contracts, the Company ensures to deal only with reputable counterparties in order to mitigate credit risk.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The Company’s forward contracts for managing foreign exchange risk cover the following currency pairs:

•	U.S. Dollars (USD) / Euros (EUR)

•	U.S. Dollars / British Pounds (GBP)

•	U.S. Dollars / Canadian Dollars (CAD)

U.S. Dollars are always the currency being purchased, while the other currency (EUR, GBP, or CAD) is sold. The notional amount of U.S. Dollars the company agreed to purchase on forward contract in the 12-months following June 30, 2022 is $21,927.

The below table summarizes the unrealized gains/(losses) on the forward contracts outstanding as of June 30, 2022:

Derivative Type	Balance Sheet Account	Amount
Forward contract (not designated as a hedging instrument)	Prepaid Expenses and other current assets	$1,628

All unrealized gains and losses as shown as of June 30, 2022, will be recognized in the condensed consolidated statement of comprehensive income within the next 12 months at then-current values, which may differ from the fair values shown above.

Pre-tax realized gains and losses from hedging contracts, as recognized in the condensed consolidated statement of comprehensive income, is shown below:

Derivative Type	Statement of Comprehensive Income Account	Amount
Forward contract (not designated as a hedging instrument)	Other income	$(2,101)

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

Machinery and equipment	$17,596
Leasehold improvements	19,782
Furniture and fixtures	8,775
Computer software	10,346
Vehicles	1,071
Not yet in service	5,895

Gross property and equipment	63,465
Less: accumulated depreciation and amortization	(41,518)

Net property and equipment	$21,947

Depreciation and amortization expense for the six months ended June 30, 2022 was approximately $1,690.

NOTE 8 - INTANGIBLE ASSETS

Intangible assets consist of the following as of June 30, 2022:

Customer relationships	$20,830
Leasehold interests	942
Non-compete agreements	560
Trademarks	30

Total amortizable intangibles	22,362
Less: accumulated amortization	(11,665)

Amortizable intangibles, net	10,697

Non-amortizable intangibles
Trademarks	32,807
Patents	114

Non-amortizable intangibles	32,921

Intangible assets, net	$43,618

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Amortization expense for the six months ended June 30, 2022 was approximately $837. As of June 30, 2022, the Company expects amortization expense related to these assets to be as follows:

Remainder of calendar year 2022	$736
Year ended December 31, 2023	1,464
Year ended December 31, 2024	1,464
Year ended December 31, 2025	1,464
Year ended December 31, 2026	1,462
Thereafter	4,107

Total	$10,697

NOTE 9 - LINE OF CREDIT

The Company entered into a new line of credit agreement dated March 31, 2021. This new agreement has a revolving line of credit agreement, expiring March 31, 2025, under which it may borrow up to approximately $35, subject to certain collateral limitations. The credit facility can be used for borrowings or letters of credit and is secured by substantially all assets of the Company. Under the agreement, the Company is required to pay interest quarterly at Libor Floor 1.00% + 3.50% . The agreement requires the Company to comply with certain financial covenants. The Company was in compliance with the financial covenants for the six months ended June 30, 2022. The outstanding borrowing as of June 30, 2022 was $14,656, net of debt issuance costs of $957 and collateral held by the former line of credit provider totaling $0. Interest expense for the six months ended June 30, 2022 was approximately $414.

NOTE 10 - NOTE PAYABLE

The Note payable, bears annual interest rate at Libor Floor 1.00% + 6.75%, secured by substantially all assets of the Company, maturing March 31, 2025. Interest is payable quarterly; 15 quarterly principal installments ranging from $375 to $1,500; has an excess cash flow requirement but no excess cash flow payment is required as calculated in accordance with the agreement; in compliance with financial covenants for the six months ended June 30, 2022.

Outstanding balance due as of June 30, 2022	$58,125
Less: debt issuance costs	(2,611)

Note payable, net	$55,514

Total interest expense for the six months ended June 30, 2022 was approximately $2,283.

NOTE 11 - INCOME TAXES

The Company’s provision for income taxes includes federal, foreign, and state income taxes. Income tax provisions for interim periods are based on the estimated effective annual income tax rates for the current year and the prior year.

The income tax provision for the six months ended June 30, 2022 represents an effective tax rate of 18.2%.

The effective tax rate for the six months ended June 30, 2022 is reflective of the federal statutory rate of 21% increased by the state taxes and decreased by benefit of foreign-derived intangible income.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Lease Obligations

The Company leases certain warehouse, distribution and office facilities, vehicles and office equipment under operating leases. These operating lease liabilities represent commitments for minimum lease payments under non-cancelable operating leases in the amount of $19. See Note 4, Leases.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Sponsorships of Professional Athletes

The Company establishes relationships with professional athletes/teams in order to promote its products and brands. The Company has entered into endorsement agreements with professional athletes/teams in dirt bike riding and mountain biking. Many of these contracts provide incentives for public appearances and competitive victories while wearing or using the Company’s products. Under the terms of these agreements, the Company may be obligated to pay minimum guaranteed amounts. Such costs are expensed as incurred and are included with marketing and selling expenses in the accompanying condensed consolidated statement of comprehensive income.

Litigation

The Company is subject to claims and lawsuits, which from time to time arise, primarily in the ordinary course of business. The Company does not believe it will incur losses with respect to any such existing or pending claims or lawsuits that would have a material impact on the Company’s condensed consolidated financial position or results of operations.

NOTE 13 - EMPLOYEE BENEFIT PLAN

The Company has a 401(k) Profit Sharing Plan (the “Plan”) in which employees who have met certain service and eligibility requirements may participate. Each eligible employee may elect to contribute to the Plan, and the Company will make a safe harbor matching contribution equal to 100% of employees’ elective deferrals of the first 3% and 50% between 3% and 5% of a participant’s yearly compensation. The Company made contributions to the Plan of approximately $382 for the six months ended June 30, 2022. Costs to administer the Plan were immaterial and expensed by the Company as incurred.

NOTE 14 - EQUITY-BASED COMPENSATION

As of June 30, 2022, certain members of management hold P-1 and P-2 partnership units in the Company’s stockholder, Fox Parent Holdings, LLC, these units vest over four years from the grant date. The total liability of $23,850 is recorded on the condensed consolidated balance sheet.

The following table summarizes partnership units activity during the six months:

(Units shown in ones)	P-1 Units	P-2 Units	P-3 Units
Fox Parent Holdings LLC:
Awards outstanding as of January 1, 2022	$26,139,953	$33,224,250	$2,292,662

Awards outstanding as of June 30, 2022	$26,139,953	$33,224,250	$2,292,662